                                                                    EXHIBIT 8.1


          [GREENBAUM, ROWE, SMITH, RAVIN, DAVIS & HIMMEL LETTERHEAD]

Reply to Woodbridge


May 30, 1997



The Davey Company
164 Laidlaw Avenue
Jersey City,
New Jersey 08830

Rock-Tenn Company
504 Thrasher Road
Norcross, Georgia 30071

Ladies and Gentlemen:

         We have acted as counsel to The Davey Company in connection with the sale of substantially all of The Davey Company's assets (the "Transaction") to Rock-Tenn Company ("Rock-Tenn"). You have requested our opinion regarding certain federal income tax consequences of the proposed acquisition of substantially all of The Davey Company's assets and the assumption of certain liabilities of The Davey Company by Rock-Tenn. Specifically, you have requested us to opine as to whether the exchange by The Davey Company of substantially all of its assets and certain of its liabilities for Rock-Tenn Class A common stock and the distribution by The Davey Company of that Rock-Tenn Class A common stock and any remaining property to its shareholders, will qualify as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, ("Code").

         We consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to Rock-Tenn's Registration Statement on Form S-4 relating to shares of Rock-Tenn

The Davey Company
Rock-Tenn Company
May 30, 1997
Page 2


common stock that are to be issued in connection with the transaction.

SUMMARY OF FACTS RELIED UPON

         We set forth below certain of the facts upon which we rely in making this opinion. We have not independently verified the accuracy of all such facts.

         The Davey Company is a corporation organized and in good standing under the laws of the State of New Jersey with its principal office at 164 Laidlaw Avenue, Jersey City, New Jersey 07306. The Davey Company manufactures and sells binders board which is recycled paperboard used primarily for book covers. The Davey Company has 4,010 shares of common stock issued and outstanding. There is no established public market for The Davey Company common stock. There are no other shares of The Davey Company issued and outstanding.

         The Davey Company has a wholly owned subsidiary with the same name organized under the laws of the Commonwealth of Pennsylvania ("The Davey Company (Pennsylvania)"). The Davey Company (Pennsylvania) is in good standing under the laws of the Commonwealth of Pennsylvania. The Davey Company (Pennsylvania) currently operates a binders board manufacturing facility in Downingtown, Pennsylvania.

         Rock-Tenn is a corporation organized and in good standing under the laws of the State of Georgia with its principal office at 504 Thrasher Street, Norcross, Georgia 30071. Rock-Tenn supplies packaging and laminated paperboard products to consumer and industrial markets and produces recycled paperboard. Rock-Tenn common stock is traded on the New York Stock Exchange.

         The terms of the Transaction are set forth in an Asset Purchase Agreement dated as of May 7, 1997, between The Davey Company and Rock-Tenn. Under the Transaction, The Davey Company has advised us that it will transfer to Rock-Tenn substantially all of its assets. In exchange for The Davey Company assets, Rock-Tenn will issue to The Davey Company 863,500 shares of its Class A common stock, par value $0.01 per share ("Acquisition Shares") subject, however, to adjustment if the Average Closing Price of Rock-Tenn stock (as such term is defined in the Asset Purchase Agreement) is less than $14.00. In that event, Rock-Tenn will

The Davey Company
Rock-Tenn Company
May 30, 1997
Page 3


issue to The Davey Company a number of Rock-Tenn Class A common shares equal to $12,089,000 divided by the Average Closing Price. Rock-Tenn will also assume certain liabilities of The Davey Company. The number of Acquisition Shares is subject to adjustments to be finally established after the consummation of the Transaction ("Closing"). Following the Closing, 40,000 of the Acquisition Shares shall remain on deposit with Alfred C. Brooks, as escrow agent pursuant to an Escrow Agreement. The purpose of the escrow is to provide for any adjustment to the number of Acquisition Shares to be paid to The Davey Company under the Asset Purchase Agreement by reason of the above adjustments. Alternatively, at the discretion of The Davey Company, amounts due to Rock-Tenn as post-closing adjustments may be paid in cash.

         The Davey Company (Pennsylvania) shares of stock owned by The Davey Company are not among The Davey Company assets being transferred to Rock-Tenn under the Asset Purchase Agreement. Certain assets of The Davey Company (Pennsylvania) are, however, to be transferred to Rock-Tenn and these will be transferred to The Davey Company before the Closing. Also, before the Closing, The Davey Company will transfer assets to The Davey Company (Pennsylvania) which The Davey Company management considers necessary to pay for certain of The Davey Company (Pennsylvania)'s plant closing costs, environmental remediation of The Davey Company (Pennsylvania) site, and maintaining The Davey Company (Pennsylvania) plant during the period of environmental remediation. The Davey Company management considers, and we are assuming, that the expenses and liabilities attendant on The Davey Company (Pennsylvania)'s closure and environmental remediation are expenses and liabilities which The Davey Company is legally liable to satisfy and which The Davey Company (Pennsylvania) could not otherwise pay. Following the Closing, The Davey Company (Pennsylvania) will cease to conduct any business and will liquidate and dissolve. Within six months after the Closing, all the assets of The Davey Company (Pennsylvania) will be transferred to the Davey Company (Pennsylvania) Liquidating Trust.

         The Asset Purchase Agreement addresses certain environmental conditions of The Davey Company's Jersey City and Aurora, Illinois, plants and real property. Under the Asset Purchase Agreement, The Davey Company agrees to transfer its Jersey City plant and real property to Rock-Tenn in accordance with the New Jersey Industrial Site Recovery Act under the terms of a remediation agreement with the New Jersey Department of Environmental Protection. The Davey

The Davey Company
Rock-Tenn Company
May 30, 1997
Page 4

Company will remain liable after the Closing to pay for certain environmental remediation of its properties. The Davey Company management considers, and we are assuming, that the expenses of such environmental remediation, whether paid by The Davey Company or reimbursed to Rock-Tenn, are expenses and liabilities which The Davey Company is legally liable to satisfy and which are properly considered liabilities of The Davey Company.

         Under the Asset Purchase Agreement, each Davey Company shareholder is required to enter into an Indemnification and Stock Pledge Agreement ("Stock Pledge Agreement"). Under the Stock Pledge Agreement, each Davey Company shareholder is required to pledge 10% of his or her Acquisition Shares to secure certain obligations of The Davey Company to Rock-Tenn under the Asset Purchase Agreement. During the term of the Stock Pledge Agreement, provided no claim for indemnification has been asserted by Rock-Tenn, each former Davey Company shareholder will be entitled to receive dividends distributed with respect to his or her pledged stock and will be entitled to vote thereon. All the pledged stock is to be released, provided no claim for indemnification has been made by Rock-Tenn, no later than the third anniversary of the Closing. Upon the release of the collateral, Alfred C. Brooks, the shareholders' representative under the Stock Pledge Agreement, shall distribute the pledged shares to the shareholders net, however, of amounts necessary to pay expenses or liabilities of The Davey Company or The Davey Company (Pennsylvania) or the Davey Company Liquidating Trust or the Davey Company (Pennsylvania) Liquidating Trust in excess of amounts retained on behalf of these corporations for the purpose of paying such liabilities.

         Following the Closing, and except as hereafter qualified, The Davey Company will distribute the Acquisition Shares and its shares of The Davey Company (Pennsylvania) to its shareholders, pro rata, in complete liquidation of The Davey Company. Fractions of whole shares of Rock-Tenn will not be distributed. Consequently, some Davey Company shareholders may be distributed an adjusting amount of cash ("Fractional Share Compensating Distribution") along with a distribution of Acquisition Shares. For the purpose of establishing the amounts of each Fractional Share Compensating Distribution, Rock-Tenn stock will be valued at its average closing price on the New York Stock Exchange for the seven consecutive trading days ending on (and including) the tenth day prior to The Davey Company's shareholder meeting held in connection with the Transaction.

The Davey Company
Rock-Tenn Company
May 30, 1997
Page 5


         Within six months of the Closing, the balance of The Davey Company's assets will be distributed to the Davey Company Liquidating Trust, a trust established by The Davey Company shareholders for the purpose of satisfying any post- closing or contingent liabilities of The Davey Company and, to the extent necessary, certain liabilities and future costs of The Davey Company (Pennsylvania) including its plant closing and environmental remediation costs. Following the distribution of all remaining assets to the Davey Company Liquidating Trust, The Davey Company will be dissolved under New Jersey law.
It is the opinion of The Davey Company management, and we are assuming, that the plant closing, environmental remediation and other costs and liabilities of The Davey Company (Pennsylvania) which the assets of the Davey Company Liquidating Trust may be used to pay, are either liabilities of The Davey Company or are costs and liabilities for which The Davey Company would be held responsible to pay under applicable law.

         Following the Closing, The Davey Company (Pennsylvania) will cease to conduct business and will liquidate and dissolve. Within six months of the Closing, The Davey Company (Pennsylvania) will distribute its remaining assets to the Davey Company (Pennsylvania) Liquidating Trust. The Davey Company (Pennsylvania) Liquidating Trust will terminate as soon as it is able to carry out such environmental remediation as may be necessary with respect to The Davey Company (Pennsylvania) plant and sell all of its real property. Until the real property can be disposed of, The Davey Company (Pennsylvania) and the Davey Company (Pennsylvania) Liquidating Trust will pay the property taxes on The Davey Company (Pennsylvania) plant, utilities, and general maintenance costs of the real property utilizing their funds, and, to the extent necessary, the funds of the Davey Company Liquidating Trust. Following the distribution of all remaining assets to the Davey Company (Pennsylvania) Liquidating Trust, The Davey Company (Pennsylvania) will be dissolved under Pennsylvania law.

ASSUMPTIONS AND REPRESENTATIONS OF THE DAVEY COMPANY MANAGEMENT RELIED UPON

         In preparing this opinion, we have relied upon and assumed, with your permission, the following:

1. The Transaction and related transactions, distributions, liquidations and dissolutions will be consummated in

The Davey Company
Rock-Tenn Company
May 30, 1997
Page 6


         accordance with the terms of the Asset Purchase Agreement, Stock Pledge Agreement, Escrow Agreement, Plan of Complete Liquidation of The
         Davey Company (New Jersey) and Plan of Complete Liquidation of The Davey Company (Pennsylvania), the Davey Company Liquidating Trust and the Davey Company (Pennsylvania) Liquidating Trust and related documents and agreements (the "Agreements") between the parties. Further, all of the factual statements, representations and assumptions set forth in the Agreements are accurate and complete and will remain so at the time of the Closing and after the Closing to the extent relevant to the federal tax treatment of the Transaction.

2. All of the factual statements, representations and assumptions set forth in this letter are accurate and complete and will remain so at the time of the Closing and after the Closing to the extent relevant to the federal tax treatment of the Transaction.

3. All of the factual statements, representations and assumptions set forth in the Proxy Statement/Prospectus pertaining to the Transaction filed with the Securities and Exchange Commission are accurate and complete and will remain so at the time of the Closing and after the Closing to the extent relevant to the federal tax treatment of the Transaction.

4. All of the factual statements, representations and assumptions set forth in a certain Officer's Certificate dated May 29, 1997, signed by Alfred C. Brooks, President, addressed to us, are accurate and complete and will remain so at the time of the Closing and after the Closing to the extent relevant to the federal tax treatment of the Transaction.

5. The representation signed by each Davey Company shareholder that he or she has no present intent to sell, exchange or otherwise dispose of more than 50% of his or her Acquisition Shares after the Transaction is true and correct.

         We have also relied, with your permission, on the following representations and assumptions whether or not such representations and assumptions are contained in the Agreements:

1.       The Transaction will be effected for bona fide business reasons.

The Davey Company
Rock-Tenn Company
May 30, 1997
Page 7



2. The fair market value of the Acquisition Shares will be approximately equal to the fair market value of The Davey Company stock surrendered by The Davey Company shareholders pursuant to the Transaction.

3. The Davey Company will transfer to Rock-Tenn (i) assets having a value of at least 70% of the fair market value of The Davey Company's gross assets, (ii) assets having a value of at least 90% of the fair market value of The Davey Company's net assets, and (iii) assets having a net value of at least 90% of the fair market value of The Davey Company's net assets.

4. None of the Acquisition Shares issued to any shareholder of The Davey Company pursuant to the Transaction who is also an employee will be in consideration of services rendered to The Davey Company.

5.       Rock-Tenn has no plan or intention to reacquire any of the Acquisition
         Shares.

6. Rock-Tenn has no intention of selling any of the assets of The Davey Company received in the Transaction except in the ordinary course of its business.

7. Following the Transaction, Rock-Tenn will continue the historic business of The Davey Company or use a significant portion of The Davey Company's historic business assets (including those transferred to Rock-Tenn which were originally owned by the Davey Company (Pennsylvania)) in a business.

8. Neither The Davey Company nor Rock-Tenn is an investment company as defined in Section 368(a)(2)(F)(iii) of the Code.

9. The liabilities of The Davey Company assumed by Rock-Tenn in the Transaction were incurred by The Davey Company in the ordinary course of its business.

10. Rock-Tenn does not own, directly or indirectly, nor has it owned in the past five years, directly or indirectly, any stock of The Davey Company.

11. Assets transferred from The Davey Company to The Davey Company (Pennsylvania) pursuant to the plan of reorganization are in

The Davey Company
Rock-Tenn Company
May 30, 1997
Page 8

         respect of liabilities which The Davey Company will be held ultimately legally liable to satisfy and which The Davey Company (Pennsylvania) would otherwise be unable to pay. To the extent that Assets of the Davey Company Liquidating Trust are applied to the payment of expenses and liabilities of The Davey Company (Pennsylvania), these are liabilities and expenses which The Davey Company will be held ultimately legally liable to satisfy and which The Davey Company (Pennsylvania) would otherwise be unable to pay.

12. The obligations assumed by The Davey Company pursuant to the Asset Purchase Agreement to pay for certain remediation costs of The Davey Company's Jersey City and Aurora, Illinois, plants and real properties are properly treated as liabilities of The Davey Company.

13. The Davey Company Liquidating Trust and the Davey Company (Pennsylvania) Liquidating Trust will be classified for federal income tax purposes as trusts pursuant to Treasury Regulation 301.7701-4.

QUALIFICATIONS AND RESERVATIONS

                 The Agreements contain provisions with respect to which there is inadequate authority as to whether they might adversely affect the qualification of the Transaction as a reorganization under the Code. Some of these provisions are ones that address the environmental remediation of the Jersey City, New Jersey, Aurora, Illinois, and The Davey Company (Pennsylvania) plants. By reason of the lack of authority, our opinion as to the federal income tax consequences of the Transaction and its qualification as a reorganization under the Code is expressly subject to the following reservations:

1. The qualification of the Transaction as a reorganization under the Code may depend upon the Internal Revenue Service ("Service") and a court agreeing that the transfer of assets by The Davey Company to the Davey Company Liquidating Trust satisfies the requirement of Section 368(a)(2)(G) of the Code that The Davey Company distribute its assets, including the Acquisition Shares, after payment of creditors' claims, to its shareholders. The Service has published revenue rulings and revenue procedures that authorize the transfer of assets to a liquidating trust by a liquidating corporation in

The Davey Company
Rock-Tenn Company
May 30, 1997
Page 9


         accomplishing a liquidation for certain tax purposes. The Service has not, however, issued any revenue ruling or revenue procedure that squarely addresses whether the distribution requirement of Section 368(a)(2)(G) of the Code can be met by distributing assets to a liquidating trust. The Service has so ruled in specific situations in private letter rulings but private letter rulings are addressed only to the taxpayers involved in the matter. Section 6110(j)(3) of the Code provides that a private letter ruling may not be used or cited as precedent. Accordingly, while we believe that the Service will accept that the complete distribution requirement has been met in this case, we caution that there can be no assurance that position would be upheld by a court.

2. Section 368(a)(1)(C) of the Code requires that The Davey Company transfer substantially all of its properties to Rock-Tenn as a condition of the Transaction qualifying as a reorganization under the Code. Rev. Proc. 77-37, 1977-2 C.B. 568, requires, as a condition of a favorable ruling under Section 368(a)(1)(C) of the Code, that the applicant represent to the Service that the acquired corporation will transfer assets having a value of at least 70% of the fair market value of its gross assets and 90% of the fair market value of its net assets to the acquiring corporation. Court opinions, in contrast, have focused upon the proportion of net assets transferred to the acquiring corporation. We assume, for the purpose of this opinion, based upon the representations of The Davey Company management, that the requirements of Rev. Proc. 77-37 are met. We further assume that net assets representing 90% of the net value of The Davey Company assets are being transferred to Rock-Tenn pursuant to the plan of reorganization. We expressly caution, however, that the values assumed for the acquired corporation's assets and liabilities may affect whether the "substantially all" requirement is met. We express no opinion with respect to the correct values of such assets and liabilities. One source of uncertainty with respect to the valuation of The Davey Company and The Davey Company (Pennsylvania) assets and liabilities arises from environmental contamination of certain parcels of real property. The costs of remediating the environmental contamination are uncertain.

3. Section 368(a)(2)(G) of the Code requires, in a reorganization qualifying under Section 368(a)(1)(C), that the acquired

The Davey Comany
Rock-Tenn Company
May 30, 1997
Page 10


         corporation distribute its assets to its shareholders pursuant to the plan of reorganization. Under the Transaction, The Davey Company will transfer certain assets to The Davey Company (Pennsylvania) and then make a liquidating distribution to its shareholders of The Davey Company (Pennsylvania) stock and the Rock-Tenn stock received in the Transaction. It is possible that the Service and a court could take the position that the "complete distribution to shareholders" requirement of Section 368(a)(2)(G) of the Code required The Davey Company to distribute its remaining assets directly to shareholders rather than transfer them to its subsidiary, the stock of which was then so distributed. We do not believe that such a position would be sustainable, however, because assets transferred to The Davey Company (Pennsylvania) are to be applied to the payment of The Davey Company's liabilities and distributions to creditors in connection with the acquired corporation's liquidation are treated as being pursuant to the plan of reorganization. The complete distribution requirement should, in any event, be satisfied in this case because The Davey Company (Pennsylvania) is also being liquidated and its assets transferred to a liquidating trust. We note in this regard, however, that the term of the Davey Company (Pennsylvania) Liquidating Trust may be longer than that for which a favorable ruling will normally be given by the Service. This could result in The Davey Company being determined not to have satisfied the complete distribution requirement of Section 368(a)(2)(G) of the Code which would cause the Transaction not to qualify as a reorganization under Section 368(a)(1)(C).

4. The Stock Pledge Agreement provides that shares of stock held by the trustee thereof may be applied by the trustee, or sold, rather than distributed to the pledgors, to satisfy or establish a reserve against accrued liabilities, obligations or expenses of The Davey Company or The Davey Company (Pennsylvania) in excess of assets retained by those entities. While such a provision appears not to do violence to
         Section 368 (a)(1)(C) of the Code or the principles underlying a reorganization, it appears not to be expressly authorized by any revenue ruling or regulation of the Service or any published court opinion. Accordingly, our opinion is qualified with respect to the adverse effect this provision might have on the qualification of the Transaction as a reorganization under the Code.

The Davey Company
Rock-Tenn Company
May 30, 1997
Page 11


5. Our assumption that there is sufficient continuity of shareholder interest for the Transaction to constitute a reorganization under the Code is based upon representations made by The Davey Company shareholders that they have no present intention to dispose of more than 50% of the Rock-Tenn shares received in the Transaction. There is no contractual restriction upon The Davey Company shareholders disposing of Rock-Tenn shares received in the Transaction after the Closing and such dispositions, if made, could be determined by the Service and a court to evidence such an intent at the time of the Transaction.

OPINION

         On the basis of the assumptions and representations made and subject to the qualifications and reservations stated herein, our opinion is as follows:

1. The Transaction will qualify as a reorganization described by Section 368(a)(1)(C) of the Code.

2. The Davey Company shareholders will not be required to recognize federal taxable income or gain with respect to the receipt of Acquisition Shares in exchange for the Davey Company shares surrendered. The Davey Company shareholders will not be entitled to deduct for federal income tax purposes any loss realized in the exchange. (I.R.C.Section 354(a)).

3. Upon the liquidation of The Davey Company and the distribution of property other than Rock-Tenn common stock (including the issued stock of The Davey Company (Pennsylvania) and any Fractional Share Compensating Distributions) to shareholders, each Davey Company shareholder will recognize income for federal income tax purposes in an amount equal to the lesser of (i) the fair market value of the property, including stock of The Davey Company (Pennsylvania) and any Fractional Share Compensating Distribution but not including the Acquisition Shares, distributed to him or her, and (ii) the gain realized by the shareholder in the Transaction. (I.R.C. Section 356(a)). For the purposes of the foregoing, it is likely that each Davey Company shareholder will be deemed to have received from The Davey Company, in addition to The Davey Company (Pennsylvania) stock and any Fractional Share Compensating Distribution, a distribution of an amount equal in value to

The Davey Company
Rock-Tenn Company
May 30, 1997
Page 12


         his or her pro rata share of the net assets contributed by The Davey Company to the Davey Company Liquidating Trust. (Rev. Rul. 72-137, 1972-1 C.B. 101). In the event, therefore, that the assets contributed by The Davey Company to the Davey Company Liquidating Trust have a net value greater than zero, each shareholder will recognize gain in the taxable year in which the assets are contributed to the Davey Company Liquidating Trust.

4. Any liquidating distribution made by The Davey Company (Pennsylvania) to its shareholders including the net value of any such distribution made to the Davey Company (Pennsylvania) Liquidating Trust will result in the recognition of income or loss by each Davey Company (Pennsylvania) shareholder (who, collectively, are the former Davey Company shareholders) measured by the difference, if any, between the value of the liquidating distribution and the shareholder's basis in his or her Davey Company (Pennsylvania) stock. (I.R.C. Section 331(a)). The Davey Company (Pennsylvania) may recognize gain on the distribution but may be limited in its ability to deduct a loss. (I.R.C. Section 336).

5. In the event that any Acquisition Shares are returned to Rock-Tenn pursuant to the terms of the Stock Pledge Agreement, it is likely that pledgor shareholders will recognize gain or loss on the transfer as if such stock had been sold for its fair market price. Rev. Rul. 78-376, 1978-2 C.B. 149. Pledgor shareholders may also be required to recognize gain or loss upon the return to Rock-Tenn of any of the 40,000 Acquisition Shares held pursuant to the terms of the Escrow Agreement. Except for the foregoing, we express no opinion with respect to the tax treatment, or the effect on the Transaction as a reorganization under the Code, of any transfer of stock or other property by reason of default, misrepresentation, breach of covenant or similar occurrence under the Agreements or by reason of any indemnification thereunder.

         Our opinion is based upon the Code, Treasury Regulations, case law and Service rulings as they now exist, none of which squarely addresses every detail of the Transaction. The possibility exists that our opinion as to the proper application of the law to the facts of this matter may not be in accordance with that of the Service or a court. In addition, the authorities upon which we

The Davey Company
Rock-Tenn Company
May 30, 1997
Page 13


have relied are subject to change and such change may have retroactive effect and could cause the Transaction not to qualify as reorganization described under Section 368(a)(1)(C) of the Code. We undertake no responsibility to update or supplement our opinion to take account of any such changes.

         Our opinion is based upon the facts assumed herein. We have not independently verified any factual matters relating to the Transaction in connection with, or apart from, our preparation of this opinion and, accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

         Our opinion is given as of May 30, 1997. It is conditioned upon all assumptions made herein and representations relied upon remaining true on the date of the Closing and after the Closing to the extent relevant to the federal tax treatment of the Transaction.

         No ruling has been sought from the Service with respect to the qualification of the Transaction as a reorganization under the Code. In part, our opinion is based upon certain assumptions and representations made by the parties to the reorganization and others and the qualifications and reservations set forth in this opinion. Some of these assumptions and representations are those that the Service requires to be made as a condition of issuing a favorable ruling that a transaction qualifies as a reorganization under the Code. Such assumptions and representations, however, even if true, are necessary but not sufficient conditions for a favorable Service ruling and do not assure that the requirements of a reorganization under the Code have been met.

         Our opinion is limited to the foregoing federal income tax consequences of the Transaction. We do not address any other federal income tax consequences of the Transaction or other matters of federal law or any tax or other consequence of the Transaction arising under state, local or foreign law. This opinion is

The Davey Company
Rock-Tenn Company
May 30, 1997
Page 14


directed to Rock-Tenn Company and The Davey Company and may not be relied upon by any other person.

                                        Very truly yours,

                              /s/ Greenbaum, Rowe, Smith, Ravin, Davis & Himmel
                                  ---------------------------------------------
                                  Greenbaum, Rowe, Smith, Ravin, Davis & Himmel